UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.)

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☒	Soliciting Material Pursuant to §240.14a-12

HAMPDEN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER INVESTMENTS, L.L.C. MICHAEL C. MEWHINNEY JOHNNY GUERRY GAROLD R. BASE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P. and Others

A copy of a letter to be sent to shareholders of Hampden Bancorp, Inc. is attached hereto. Also attached hereto is the director nomination from MHC Mutual Conversion Fund, L.P. to Hampden Bancorp, Inc. These documents are being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Garold R. Base as nominees to the board of directors of Hampden Bancorp Inc. (the “Company”) and intend to solicit votes for the election of Mr. Guerry and Mr. Base as members of the board.   MHC Mutual Conversion Fund, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Base at the Company’s 2013 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the participants in the solicitation, Mr. Guerry and Mr. Base, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. currently consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry and Garold R. Base.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the attached Notice of Intent to Nominate Directors and Submit Nominees for Election that MHC Mutual Conversion Fund, L.P. sent to the Company on May 1, 2013, which is incorporated herein by reference.

AN IMPORTANT MESSAGE
FOR FELLOW STOCKHOLDERS OF HAMPDEN BANCORP, INC.
FROM MHC MUTUAL CONVERSION FUND, L.P.

September 5, 2013

Dear Fellow Hampden Bancorp, Inc. Stockholder:

At some point in the coming weeks, you should receive a proxy statement from Hampden Bancorp, Inc. (“Hampden Bancorp” or the “Company”), in connection with its upcoming 2013 Annual Meeting of Stockholders. In the Company’s proxy statement, we anticipate that the Company will, among other things, seek your vote for the director nominees handpicked by the current board of directors of Hampden Bancorp. We are asking you not to vote until you also read and consider the alternative nominees being offered by MHC Mutual Conversion Fund, L.P., the largest outside shareholder of Hampden Bancorp (6.5%). You have a real choice this year!!

WHY ARE WE PROPOSING OUR OWN NOMINEES?

We believe that not all of the incumbents deserve to be re-elected and that a change is needed because under their leadership the Company’s financial performance has continued to underperform peers, as highlighted below. So, we are submitting two nominees for election at the meeting. Under the current directors’ tenure the following has occurred:

•	Until we filed our initial Schedule 13D on October 17, 2012, Hampden Bancorp’s share price languished. This is evidenced by the fact that from its initial trading day on January 17, 2007 until October 16, 2012, the share price increased by a mere 1.6%.

•	Hampden Bancorp’s financial performance has continued to lag behind peers*, as evidenced by the following:

o	In the most recent quarter, the Company’s CORE Return on Average Assets (ROAA) equaled 0.37%, while the peer group median Core ROAA equaled 0.72%.

o	In the most recent quarter, the Company’s Return on Average Equity (ROAE) equaled 2.9%, while the peer group median ROAE equaled 5.2%.

o	In the most recent quarter, the Company’s efficiency ratio equaled 77%, while the peer group median efficiency ratio equaled 64%.

o	In the most recent quarter, the Company’s net interest margin equaled 3.10%, while the peer group median net interest margin equaled 3.53%.

o	From 2009 to the most recent quarter, the Company has underperformed the peer group median statistics for Core ROAA, ROAE, efficiency ratio, and net interest margin.

•	Despite the continued financial underperformance highlighted above, the Company increased the pay of its Chief Executive Officer (CEO) during this period of underperformance. The total compensation of Thomas Burton, who served as CEO until last year, increased from $291,282 in 2007 to $584,076 in 2012 or 100.5%, while the peer average compensation increased 42%. (The total compensation numbers reflected above include the aggregate value of Mr. Burton’s stock grants that vested in the applicable year.)

*Peer banks include: BRKL, ORIT, CBNK, UBNK, NWBI, BHLB, PBCT, ESSA, WFD

We urge you to read our proxy materials (along with the Company’s proxy materials) before you vote. The proxy materials will contain background information on all of the director candidates and information on how to vote.

We urge you to vote on the WHITE PROXY CARD FOR JOHNNY GUERRY AND GAROLD R. BASE. We expect to mail our proxy materials to you in late September or early October. These materials will contain biographical information on Mr. Guerry and Mr. Base and detailed reasons why we believe they should be elected to Hampden Bancorp’s board of directors at the upcoming 2013 Annual Meeting.

In the meantime, please feel free to contact us using the contact information noted below.

Best regards,

Johnny Guerry

MHC Mutual Conversion Fund, L.P.

100 Crescent Court, Suite 575

Dallas, Texas 75201

(214) 273-5200

(214) 273-5199 (fax)

JGuerry@cloverpartners.com

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Garold R. Base as nominees to the board of directors of Hampden Bancorp Inc. (the “Company”) and intends to solicit votes for the election of Mr. Guerry and Mr. Base as members of the board. MHC Mutual Conversion Fund, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Base at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the participants in the solicitation, Mr. Guerry and Mr. Base, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. currently consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry and Garold R. Base. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors and Submit Nominees for Election that MHC Mutual Conversion Fund, L.P. sent to the Company on May 1, 2013, as filed under cover of Rule 14a-12 on September 5, 2013, which is incorporated herein by reference.

CLOVER PARTNERS, L.P.

May 1, 2013

Certified Mail Return Receipt Requested and Overnight Delivery

Attention: Corporate Secretary

Hampden Bancorp, Inc.

19 Harrison Avenue

Springfield, Massachusetts 01102

Re:           Notice of Intent to Nominate Directors and Submit Nominees for Election

Ladies and Gentlemen:

This letter constitutes a notice of intent by MHC Mutual Conversion Fund, L.P. (the “Stockholder”) to nominate two persons for election as directors of Hampden Bancorp, Inc. (the “Company”) at the 2013 Annual Meeting of Stockholders of the Company, and to submit its nominees for election at such Annual Meeting. This notice is being provided to you pursuant to Section 6 of Article I of the Company’s Amended and Restated Bylaws, as amended to date, and is being submitted on behalf of the Stockholder by Johnny Guerry, a principal of Clover Investments, L.L.C., the general partner of the Stockholder.

The Stockholder hereby certifies that it is entitled to vote and beneficially owns 377,732 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Pursuant to the Schedule 13D filed by the Stockholder with the Securities and Exchange Commission, as amended to date, the Stockholder owns 6.5% of the total common shares outstanding. As documentary evidence of the Stockholder’s beneficial ownership, the Stockholder provides a letter of verification from the Stockholder’s broker, attached as Exhibit A hereto, showing that the Stockholder holds 377,732 shares of Common Stock (the Stockholder affirms that the documentary evidence of ownership enclosed herewith is a true and correct copy of what it purports to be).

By the fact of the Stockholder’s submission of this notice of intent to nominate and submit its nominee for election, it is the Stockholder’s understanding the Company will now generally be obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the United States Securities and Exchange Commission to allow the Commission to review and comment on such proxy materials.

The Stockholder hereby notifies the Company pursuant to Section 6 of Article I of the Company’s Bylaws that the Stockholder intends to nominate Mr. Johnny Guerry and Mr. Garold Base for election to the Board of Directors of the Company at the 2013 Annual Meeting of Stockholders of the Company. Enclosed is the written consent of Mr. Guerry and Mr. Base to be named in the proxy statement of the Stockholder and to serve as directors of the Company if elected. The Stockholder represents (1) that the Stockholder is a beneficial owner of Common Stock entitled to vote at the 2013 Annual Meeting of Stockholders and intends to appear (or will direct a qualified representative of the Stockholder to appear) in person or by proxy at such meeting to nominate Mr. Guerry and Mr. Base; and (2) that the Stockholder intends to deliver a proxy statement and form of WHITE proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominees.

Set forth below is certain information, including that required by Section 6 of Article I of the Company’s Bylaws. The information set forth below responds fully to all of the requirements of Section 6 of Article I of the Company’s Bylaws.

(1)           As to proposed nominees:

A.            Name, Age, Business Address and Residence Address

Name	Age	Business Address	Residence Address

Johnny Guerry	31	Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	6138 Norway Rd Dallas, Texas 75230
Garold R. Base	65	2100 Crown Knoll Ln. Plano, Texas 75093	2100 Crown Knoll Ln. Plano, Texas 75093

B.           Principal Occupation or Employment and Qualifications

Johnny Guerry:	Since July 2007, Mr. Guerry has been a partner of Clover Partners L.P. He is the portfolio manager of the Stockholder.

Garold R. Base:	Since January 2012, Mr. Base has owned and operated his own consulting practice under the name Base & Associates. Prior to December 31, 2011, Mr. Base served as President/Chief Executive Officer of ViewPoint Bank.

The Stockholder believes that Mr. Guerry and Mr. Base would be deemed “independent” under the NASDAQ Marketplace Rules. The Stockholder also believes that Mr. Base would qualify as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission (SEC) and the NASDAQ Marketplace Rules.

Mr. Guerry’s financial background, combined with his extensive knowledge of the banking industry, qualify him to serve on the Company’s board of directors.  Specifically, his extensive experience with, and understanding of, financial issues will allow him to provide the board with valuable recommendations and ideas.  In addition, Mr. Guerry’s extensive knowledge of the banking industry makes him a valuable source of information, and will allow him to provide useful insight and advice.

Mr. Base’s financial and accounting background, combined with his extensive knowledge of the banking industry and his experience as a Chief Executive Officer of financial institutions, qualify him to serve on the Company’s board of directors.  Specifically, his extensive experience with, and understanding of, financial and accounting issues will allow him to provide the board with valuable recommendations and ideas.

Furthermore, the role of an effective director inherently requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the director may exercise judgment and reach conclusions in fulfilling his duties and fiduciary obligations.  The Stockholder believes that the background and expertise of each of Mr. Guerry and Mr. Base, as set forth below, evidence those abilities and are appropriate to his serving on the Company’s board of directors.

C.           Shares Owned Either Beneficially or Of Record

Name of Nominee	Class	Amount

Johnny Guerry	Common	377,732

Garold R. Base	Common	2,652	*

* Includes 300 shares held in his wife’s name.

D.            Interest of Certain Persons in Matters to be Acted Upon

Except as otherwise set forth herein, Mr. Guerry is not, nor has he been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, Mr. Guerry does not have, nor do any of his associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Except as otherwise set forth herein, Mr. Base is not, nor has he been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, Mr. Base does not have, nor do any of his associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

E.            Other Information

Directorships of Other Publicly Owned Companies

Neither Mr. Guerry nor Mr. Base is presently serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.

Material Proceedings Adverse to the Company

To the knowledge of the Stockholder and the nominees, there are no material proceedings to which the nominees, or any of their associates, is a party adverse to the Company or any of its subsidiaries, and neither the nominees nor any of their associates has a material interest adverse to the Company or any of its subsidiaries.

Transactions In Stock of the Company

The transactions identified on Appendix A are the only transactions during the past two years with regard to the Common Stock made by the Stockholder or the nominees. Neither the Stockholder nor the nominees used margin account loans in connection with their transactions in Common Stock.

Arrangements or Understandings with Other Persons

Mr. Guerry has agreements with the Stockholder, whereby he is indemnified by the Stockholder for any liabilities he may incur in connection with his duties, including the intended solicitation of proxies for use at the 2013 Annual Meeting of Stockholders of the Company. The Stockholder will reimburse Mr. Guerry and Mr. Base for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the 2013 Annual Meeting of Stockholders of the Company. To Mr. Guerry’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company. To Mr. Base’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.

As of the date of this letter, the Stockholder has not formally retained any person to make solicitations or recommendations to stockholders for the purpose of assisting in the election of the nominees as directors.

Absence of any Family Relationships

Mr. Guerry does not have any family relationship with any director or officer of the Company. Mr. Base does not have any family relationship with any director or officer of the Company.

Absence of Involvement in Certain Legal Proceedings

To the knowledge of Mr. Guerry, and based on information in his possession:

a.        Since January 1, 2012, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Guerry, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Guerry. In addition, since January 1, 2012, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

b.       Mr. Guerry has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c.        Since January 1, 2012, Mr. Guerry has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.       Since January 1, 2012, Mr. Guerry has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e.       Since January 1, 2012, Mr. Guerry has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

To the knowledge of Mr. Base, and based on information in his possession:

a.        Since January 1, 2012, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Base, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Base. In addition, since January 1, 2012, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

b.       Mr. Base has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c.        Since January 1, 2012, Mr. Base has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the CFTC or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.       Since January 1, 2012, Mr. Base has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e.        Since January 1, 2012, Mr. Base has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

Absence of Certain Transactions

To the best knowledge of Mr. Guerry, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Guerry nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Guerry nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Base, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Base nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Base nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

Section 16 Compliance

Mr. Guerry is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

Mr. Base is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

(2)           As to the Nominator:

A.            Name and Address

MHC Mutual Conversion Fund, L.P.

c/o Clover Partners, L.P.

100 Crescent Court

Suite 575

Dallas, Texas 75201

The Stockholder is engaged in various interests, including investments.

Other than the parties named herein, no other stockholder is known to the Stockholder to be supporting the Stockholder’s nominees.

B.            Record and Beneficial Ownership

The Stockholder is the beneficial owner of 377,732 shares of Common Stock, and the details of the Stockholder’s beneficial ownership of Common Stock are found on Appendix B.

* * *

If the Company’s board of directors or a committee thereof believes this notice is incomplete or otherwise deficient in any respect, please contact the Stockholder immediately so that the Stockholder may promptly address any alleged deficiencies.

Very truly yours,

MHC Mutual Conversion Fund, L.P.

/s/ Johnny Guerry
Johnny Guerry
Principal of General Partner

CLOVER PARTNERS, L.P.

Appendix A

Transactions by MHC Mutual Conversion Fund, L.P. (all of the transactions were acquisitions):

Date	Number of Shares
May 11, 2011	9,560
May 18, 2011	3,300
October 24, 2011	520
January 24, 2012	22,600
May 3, 2012	10,000
May 21, 2012	33,200
May 22, 2012	22,966
May 23, 2012	25,949
May 24, 2012	26,166
June 12, 2012	15,233
June 19, 2012	21,000
August 16, 2012	175,000
September 6, 2012	3,445
December 11, 2012	3,000
December 12, 2012	4,133
December 14, 2012	2,600
December 31, 2012	100

Transactions by Johnny Guerry other than indirectly by MHC Mutual Conversion Fund, L.P.: None.

Transactions by Garold R. Base (all of the transactions were acquisitions):

Date	Number of Shares
August 16, 2012	500
August 23, 2012	300
October 25, 2012	500
November 6, 2012	195
November 7, 2012	1,157

CLOVER PARTNERS, L.P.

Appendix B

Name and Address	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
MHC Mutual Conversion Fund, L.P. c/o Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	377,732*	6.5%	0

Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	377,732*	6.5%	0

Clover Investments, L.L.C. 100 Crescent Court Suite 575 Dallas, Texas 75201	377,732*	6.5%	0

Michael C. Mewhinney 100 Crescent Court Suite 575 Dallas, Texas 75201	377,732*	6.5%	0

*	Clover Partners, L.P., in its capacity as investment manager and general partner to MHC Mutual Conversion Fund, L.P. has power to vote the 377,732 shares of Common Stock and the power to dispose of the 377,732 shares of Common Stock held in the Fund. Clover Investments, L.L.C., in its capacity as general partner of Clover Partners, L.P. and Mr. Mewhinney, as the managing member of Clover Investments, L.L.C., may each be deemed to beneficially own the Common Stock held in MHC Mutual Conversion Fund, L.P.

CONSENT OF PROPOSED NOMINEE

I, Johnny Guerry, hereby consent to be named in the proxy statement of the MHC Mutual Conversion Fund, L.P. to be used in connection with its solicitation of proxies from the Stockholders of Hampden Bancorp, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Hampden Bancorp, Inc. and I hereby consent and agree to serve a director of Hampden Bancorp, Inc. if elected at such Annual Meeting.

/s/ Johnny Guerry
Johnny Guerry

Dated: May 1, 2013

CONSENT OF PROPOSED NOMINEE

I, Garold R. Base, hereby consent to be named in the proxy statement of the MHC Mutual Conversion Fund, L.P. to be used in connection with its solicitation of proxies from the Stockholders of Hampden Bancorp, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Hampden Bancorp, Inc. and I hereby consent and agree to serve a director of Hampden Bancorp, Inc. if elected at such Annual Meeting.

/s/ Garold R. Base
Garold R. Base

Dated: May 1, 2013

Exhibit A

MORGAN STANLEY

pRIME BROKERAGE

1221 Avenue of the Americas, 4th Floor

New York, NY 10020

(212) 762-5193

4/24/2013

Secretary of the Corporation

Hampden Bancorp, Inc.

19 Harrison Avenue

Springfield, Massachusetts 01102

To Whom It May Concern:

At the request of Clover Partners LP, we are sending you this letter to verify that MHC Mutual Conversion Fund LP has continuously held shares in the common stock of Hampden Bancorp (ISIN: US40867E1073) since 5/11/2011 and currently holds 377,732 shares of this security, as of 4/23/2013, at Morgan Stanley & Co. LLC.

Regards,

/s/ Vincent Gerosa
Vincent Gerosa, Managing Director Client Service Manager Morgan Stanley Prime Brokerage

While this information is based on or from sources Morgan Stanley (“MS”) believes to be reliable, no representation is made that the information is accurate, complete, or current and MS disclaims any and all liability relating to these materials, including, without limitation, any express or implied representation or warranties for statements or errors contained in, or omissions from, these materials. The information provided is not an offer or solicitation by MS of the purchase or sale or any security or commodity. The information provided is for private use only and is given in the strictest confidence on the express understanding that it is without any guarantee or responsibility on the part of Morgan Stanley, its parents, affiliates, their respective officers, directors and employees, and any and all of its and their successors and assigns.

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